Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2019 Earnings Release
October 23, 2019

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2019 Results
Cat Financial reported third-quarter 2019 revenues of $748 million, an increase of $13 million, or 2%, compared with the third quarter of 2018. Third-quarter 2019 profit was $129 million, a $4 million, or 3%, increase from the third quarter of 2018.
The increase in revenues was primarily due to a $29 million favorable impact from higher average financing rates, partially offset by a $10 million unfavorable impact due to the termination of a committed credit facility with Caterpillar.
Third-quarter 2019 profit before income taxes was $184 million, a $21 million, or 13%, increase from the third quarter of 2018. The increase was primarily due to a $31 million increase in net yield on average earning assets and a $27 million decrease in provision for credit losses. These favorable impacts were partially offset by a $14 million increase in general, operating and administrative expenses and the $10 million unfavorable impact mentioned above related to the termination of a committed credit facility with Caterpillar.
The provision for income taxes reflected an estimated annual tax rate of 28% in the third quarter of 2019, compared with 24% in the third quarter of 2018, excluding the discrete item discussed in the following paragraph. The increase in the estimated annual tax rate was primarily due to changes in the geographic mix of profits.
A discrete tax benefit of $7 million was recorded in the third quarter of 2018 for the write-down of net deferred tax liabilities resulting from the 2017 tax year return to provision adjustments. The write-down reflected the reduction in the U.S. corporate tax rate from 35% to 21% beginning January 1, 2018.
During the third quarter of 2019, retail new business volume was $2.93 billion, an increase of $51 million, or 2%, from the third quarter of 2018. The increase was primarily driven by higher volume in North America, partially offset by lower volume in Caterpillar Power Finance.

At the end of the third quarter of 2019, past dues were 3.19%, compared with 3.47% at the end of the third quarter of 2018. Write-offs, net of recoveries, were $103 million for the third quarter of 2019, compared with $40 million for the third quarter of 2018. The increase in write-offs, net of recoveries, was primarily driven by Caterpillar Power Finance, concentrated in the marine portfolio, and EAME, mostly in the Middle East. As of September 30, 2019, the allowance for credit losses totaled $434 million, or 1.57% of finance receivables, compared with $523 million, or 1.81% of finance receivables at June 30, 2019. The allowance for credit losses at year-end 2018 was $511 million, or 1.80% of finance receivables.
"The Cat Financial team delivered solid results in the third quarter," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "I was pleased to see most of our key operating and portfolio health metrics improved quarter over quarter, and Cat Financial remains committed to serve Caterpillar customers and dealers worldwide through financial services solutions."
For over 35 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar media contact: Kate Kenny, 224-551-4133 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2019 VS. THIRD-QUARTER 2018
(ENDED SEPTEMBER 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2019	2018	CHANGE
Revenues	$748	$735	2%
Profit Before Income Taxes	$184	$163	13%
Profit (excluding profit attributable to noncontrolling interests)	$129	$125	3%
Retail New Business Volume	$2,929	$2,878	2%
Total Assets at September 30 and December 31, respectively	$33,907	$34,181	(1)%

NINE-MONTHS 2019 VS. NINE-MONTHS 2018
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2019	2018	CHANGE
Revenues	$2,241	$2,148	4%
Profit Before Income Taxes	$467	$387	21%
Profit (excluding profit attributable to noncontrolling interests)	$306	$287	7%
Retail New Business Volume	$8,626	$8,975	(4)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) government monetary or fiscal policies; (ii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (iii) demand for Caterpillar products; (iv) our ability to develop, produce and market quality products that meet our customers’ needs; (v) information technology security threats and computer crime; (vi) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (vii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (viii) changes in interest rates, currency fluctuations or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of our customers; (x) our compliance with financial and other restrictive covenants in debt agreements; (xi) alleged or actual violations of trade or anti-corruption laws and regulations; (xii) additional tax expense or exposure; (xiii) new regulations or changes in financial services regulations; (xiv) residual values of leased equipment; (xv) marketing, operational or administrative support received from Caterpillar; (xvi) changes in accounting guidance; and (xvii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.